EXHIBIT 99.1

Explanation of Responses:

(1)

On January 27, 2010, the Issuer, BCI East, Inc., a Delaware corporation and previously a wholly-owned subsidiary of the Issuer (“Merger Sub”), Unitek Holdings, Inc., a Delaware corporation (“Unitek”), and the other parties signatory thereto entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Unitek and Unitek became a wholly-owned subsidiary of the Issuer (the “Merger”). Pursuant to the Merger Agreement, each outstanding share of Common Stock of Unitek (the “Unitek Common Stock”) was converted into the right to receive 0.012 shares of the Issuer’s Series A Convertible Preferred Stock, par value $0.00002 per share (“Berliner Series A Preferred Stock”) and 0.4 shares of the Issuer’s Common Stock, par value $0.00002 per share (“Berliner Common Stock”), and each share of the Series A Preferred Stock of Unitek (“Unitek Preferred Stock”) was converted into the right to receive 0.02 shares of the Issuer’s Series B Convertible Preferred Stock, par value $0.00002 per share (“Berliner Series B Preferred Stock”). The securities reported herein were acquired in connection with the Merger.

(2)

Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 97,695,786 shares of Berliner Common Stock (consisting of (i) 34,981,936 shares of Berliner Common Stock currently held or in escrow, (ii) 52,472,950 shares of Berliner Common Stock issuable upon the conversion of 1,049,459 shares of Berliner Series A Preferred Stock, each share of which is automatically convertible into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of an amendment to the Issuer’s Certificate of Incorporation that will, among other things, increase the number of authorized shares of Berliner Common Stock (the “Charter Amendment”), and (iii) 10,240,900 shares of Berliner Common Stock issuable upon the conversion of 204,818 shares of Berliner Series B Preferred Stock, each share of which is convertible into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the option of the holder thereof following the filing and effectiveness of the Charter Amendment).

(3)

HM Unitek Coinvest, LP (“Coinvest”) is the director beneficial owner of 13,319,640 shares of Berliner Common Stock (consisting of (i) 5,327,840 shares of Berliner Common Stock currently held or in escrow, and (ii) 7,991,800 shares of Berliner Common Stock issuable upon the conversion of 159,836 shares of Berliner Series A Preferred Stock, each share of which is automatically convertible into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of the Charter Amendment).

(4)

SPF SBS LP (“SPF”) is the director beneficial owner of 6,172,624 shares of Berliner Common Stock (consisting of (i) 2,210,224 shares of Berliner Common Stock currently held or in escrow, (ii) 3,315,350 shares of Berliner Common Stock issuable upon the conversion of 66,307 shares of Berliner Series A Preferred Stock, each share of which is automatically convertible into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of the Charter Amendment, and (iii) 647,050 shares of Berliner Common Stock issuable upon the conversion of 12,941 shares of Berliner Series B Preferred Stock, each share of which is convertible into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the option of the holder thereof following the filing and effectiveness of the Charter Amendment).

(5)

Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund and, as a result thereof, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities. Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result thereof, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except for direct holdings and to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP expressly disclaims the existence of such beneficial ownership.\

(6)

Ultimate GP is the general partner of Coinvest and SPF and, as a result thereof, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except for direct holdings and to the extent of any pecuniary interests, Ultimate GP expressly disclaims the existence of such beneficial ownership.